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First Savings Financial Corp.
501 South Main Street . Post Office Box 1885 . Reidsville, North Carolina 27323-1885 . (910) 342-4251

FOR IMMEDIATE RELEASE                   FOR ADDITIONAL INFORMATION
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February 19, 1997                       David S. Kemp
                                        President and Chief Executive Officer
                                        (910) 342-4251


        First Savings Financial Corp., Reidsville, North Carolina (the "Corporation"), a holding company whose only subsidiary is First Savings Bank of Rockingham County, Inc., SSB, announced today that it has received a proposal from First Citizens BancShares, Inc., Raleigh, North Carolina ("First Citizens"), to acquire the Corporation by merger. The proposal was made following communications by Trident Financial Corporation ("Trident"), the Corporation's financial advisor, with First Citizens on behalf of the Corporation. First Citizens' proposal provides for an exchange of each share of the Corporation's common stock for $10.75 in cash. In addition, among other terms of the proposed transaction relating to the Corporation's management and employees, the proposal includes employment contracts for the Corporation's two executive officers, retention of the Corporation's Board of Directors in an advisory capacity for five years and the substitution of cash or an equivalent benefit for the stock awards made under the First Savings Bank of Rockingham County, Inc., SSB Management Recognition Plan. First Citizens' proposal is contingent upon satisfactory completion of a review of the Corporation's assets, corporate records, financial statements and other matters, the negotiation and execution of a definitive agreement and receipt of shareholder approval and regulatory agencies approvals.

        The Corporation has also received an amendment to the Schedule 13D previously filed with the Securities and Exchange Commission by First Citizens BancShares, Inc., Lewis R. Holding and certain members of the Holding family (the "Holding Group") with regard to shares of the Corporation owned by them. Lewis R. Holding is the Chairman of the Board of Directors of First Citizens. The amended filing states that First Citizens has submitted a proposal to acquire the Corporation based upon information provided to it by Trident Financial Corporation on behalf of the Corporation. The amended Schedule 13D reports that the Holding Group owns 68,200 shares of the Corporation's common stock (6.91%).

        Although First Citizens' proposal is not a binding agreement, First Citizens will immediately begin its review of the Corporation's records and discussion on a definitive agreement will commence thereafter.

        Also, on February 19, 1997, the Board of Directors of the Corporation declared a regular dividend of $.25, for the quarter ending March 31, 1997, to be paid on March 14, 1997 for each share of the Corporation's issued and outstanding common stock of record on March 3, 1997.

       At December 31, 1996, the Corporation had total consolidated assets of approximately $53,227,000, total deposits of approximately $43,067,000 and total shareholders' equity of $9,014,000, or 18.09% of assets. Through its subsidiary, First Savings Bank, the Corporation operates one office in Reidsville, North Carolina.


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